Exhibit 99.1

EnergyConnect Signs Definitive Agreement to be Acquired

by Johnson Controls for $0.2253 Per Share

All Cash Offer Represents 73% Premium to the March 2, 2011 Closing Price

San Jose, California, March 3, 2011 – EnergyConnect Group, Inc. (OTCBB: ECNG), a leading provider of smart grid demand response services and technologies, signed a merger agreement with Johnson Controls, Inc. (NYSE: JCI), the global leader in delivering products, services and solutions that increase energy efficiency in buildings, to acquire EnergyConnect for a total cash consideration of approximately $32.3 million.

“The terms of the merger agreement represent a great outcome for our shareholders,” said Kevin R. Evans, president and Chief Executive Officer of EnergyConnect. “The $0.2253 per share acquisition price represents a significant cash premium of approximately 73 percent over the previous closing share price on March 2, 2011. Combining forces with Johnson Controls’ extensive market reach would enable us to provide complete end-to-end demand response solutions to a significantly expanded customer base.”

Under the terms of the definitive agreement, which has been approved by EnergyConnect’s Board of Directors, Johnson Controls would purchase all of EnergyConnect’s outstanding shares for $0.2253 per share in cash. The Board of Directors recommend EnergyConnect shareholders vote in favor of the transaction in the proxy anticipated to be filed in approximately four weeks. The deal is expected to close in the summer of 2011, subject to the satisfaction of customary closing conditions.

UBS Investment Bank served as financial advisor and Orrick, Herrington & Sutcliffe LLP as legal advisor to EnergyConnect. Godfrey & Kahn, S.C. acted as Johnson Control’s legal advisor.

About EnergyConnect

EnergyConnect delivers industry leading Demand Response technologies and services to commercial, institutional and industrial consumers enabling them to manage their use of electricity in response to market prices or regional power shortages. EnergyConnect’s GridConnect technology platform provides a scalable, cost-effective, clean technology to enhance the grid’s efficiency and reliability. For more information about this leading edge technology or about investor relations, visit http://www.energyconnectinc.com.

For More Information:

Company Contact: Rich Quattrini EnergyConnect (408) 340-7940 rquattrini@energyconnectinc.com	Investor Relations Contact: Tim Dien Lippert/Heilshorn & Associates 415-433-3777 tdien@lhai.com